Exhibit 2.1

TECHNOLOGY TRANSFER AGREEMENT

BETWEEN

VALENTIS, INC.

AND

VICAL INCORPORATED

DATED AS OF OCTOBER 24, 2006

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		Page
Section 7.10	Successors and Assigns	13

Section 7.11	Severability	13

Section 7.12	Consent to Jurisdiction	13

Section 7.13	Waiver of Jury Trial	13

Section 7.14	Non-waiver	14

Section 7.15	Costs. Each Party agrees to indemnify and keep indemnified the Other Party against
any and all legal costs and/or expenses incurred by the Other Party as a result of any breach of this Agreement by the indemnifying Party.		14

Section 7.16	Equitable Relief. Each Party agrees that on any breach of this Agreement by it, the
Other Party shall be entitled to any appropriate injunctive and/or other equitable relief in relation to such breach.		14

EXHIBITS

Exhibit A	List of Patents

Exhibit B	Contracts and License Agreements

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This TECHNOLOGY TRANSFER AGREEMENT (this “Agreement”), dated as of October 24, 2006 (the “Closing Date”), between VALENTIS, INC., a Delaware corporation (acting on behalf of itself and as agent for its Affiliates, “Valentis”), and Vical Incorporated (“Vical”).

WHEREAS, Valentis desires to sell, transfer, assign, convey and deliver to Vical, and Vical desires to purchase and receive from Valentis certain intellectual property including but not limited to patents owned or otherwise in-licensed to Valentis, and license agreements between Valentis and certain third parties wherein Vical shall acquire from Valentis all intellectual property rights granted thereunder and shall assume those liabilities expressly stated therein; and

WHEREAS, the Parties each agree to certain capitalized terms used in this Agreement which shall have the meanings assigned to such terms as set forth in Sections 7.02(a), and 7.02(b) of this Agreement;

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants and agreements of the Parties contained in this Agreement, intending to be legally bound, the Parties hereby agree as follows:

ARTICLE I.

SALE AND PURCHASE OF ASSETS

Section 1.01           Purchase and Sale At the Closing, Valentis (for itself and acting as agent for its Affiliates) shall, on the terms and subject to the conditions of this Agreement, sell, assign, transfer, convey and otherwise deliver to Vical, and Vical shall purchase from Valentis and its Affiliates, all of the right, title and interest in, the Acquired Assets, as defined in Section 1.02, for the following consideration:  (a) Thirty Thousand Dollars ($30,000) U.S. (the “Purchase Price”), (b) the assumption by Vical of the Assumed Liabilities, as defined in Section 1.05.  The purchase and sale of the Acquired Assets and the assumption of the Assumed Liabilities are referred to in this Agreement collectively as the “Acquisition”.

Section 1.02           Transfer of Assets  The term “Acquired Assets” means all right, title, and interest in, to and under those certain assets set forth below:

(i)            the Intellectual Property as set forth in Exhibit A;

(ii)           all the rights owned or controlled by Valentis related exclusively to the Intellectual Property, including any and all claims (legal or equitable), counterclaims, credits, causes of action, choses in action, rights of recovery, rights of set off, guarantees, warranties, indemnities and similar rights (whether existing before or after the Closing Date);

(b)           Vical acknowledges and agrees that by acquiring the Acquired Assets it is not acquiring any rights, title or interest in, to or under, and the Acquired Assets shall not include, any of the following (the “Excluded Assets”):

(i)            any and all cash and cash equivalents of Valentis or any of its Affiliates;

(ii)           any and all other manufacturing equipment and packaging assets owned or leased by Valentis or any of its Affiliates that relate to the Acquired Assets;

(iii)          any and all Valentis Names and any and all logos, variations or derivatives thereof other than those expressly specified in Exhibit A;

(iv)          any and all refunds or credits of Taxes attributable to any Excluded Liability;

(v)           any and all Retained Information;

(vi)          any and all intellectual property or intellectual property rights other than the Intellectual Property and expressly any and all Patents not included in Exhibit A (“Excluded Patents”); and

(vii)         any and all rights, claims and credits of Valentis or any of its Affiliates relating to any Excluded Asset or any Excluded Liability, including any such items arising under insurance policies and all guarantees, warranties, indemnities and similar rights in favor of Valentis or any of its Affiliates relating to any Excluded Asset or any Excluded Liability.

(c)           Vical shall acquire the Acquired Assets free and clear of all encumbrances, other than the Assumed Liabilities.

Section 1.03           Assumed Liabilities Vical shall assume, upon the terms and subject to the conditions of this Agreement, effective as of the Closing Date, and from and after the Closing Date, Vical shall pay, perform, satisfy and discharge when due, each of the following liabilities, obligations and commitments (the “Acquired Liabilities”):

(i)            all liabilities for Taxes arising out of or relating to, directly or indirectly, to the ownership, sale or lease of any of the Acquired Assets, in each case, but only to the extent such liabilities arise out of events occurring, or relate to any period on, including or after, the Closing Date; and

(ii)           all past, present and future warranties, liabilities, costs, expenses (including any prosecution costs owed as of the Closing Date) and obligations of any and all kinds with respect to the Acquired Assets.

(b)           Vical will diligently perform all Assumed Liabilities.

Section 1.04           Closing; Closing Deliveries

(a)           The consummation of the transactions contemplated by this Agreement (the “Closing”) will take place on the Closing Date

(b)           At the Closing, Valentis shall deliver or cause to be delivered to Vical the following:

(i)            the Acquired Assets in such mutually agreeable format as reasonably requested; and

(ii)           Copies of all files and records relating to the Acquired Assets and Assumed Liabilities;.

(c)           At the Closing, Vical shall deliver to Valentis the following:

(i)            cash in the amount of Thirty Thousand Dollars ($30,000), payable by wire transfer of immediately available funds to a bank account designated in writing by Valentis;

ARTICLE II.

REPRESENTATIONS AND WARRANTIES OF VALENTIS

Valentis represents and warrants to Vical as follows:

Section 2.01           Organization Valentis is duly organized, validly existing and in good standing under the laws of the State of Delaware.

Section 2.02           Authority; Execution and Delivery; Enforceability Valentis has the requisite corporate power and authority to execute and deliver this Agreement on its own behalf and on behalf of its Affiliates, and to perform all of its and its Affiliates’ respective obligations hereunder.  The execution and delivery of this Agreement and the performance by Valentis of its and its Affiliates’ respective obligations hereunder have been authorized by all requisite corporate action on its and its Affiliates’ parts.  This Agreement has been validly executed and delivered by Valentis.  Assuming that this Agreement has been duly authorized, executed and delivered by Vical, this Agreement constitutes a valid and binding obligation of Valentis and its Affiliates, enforceable against Valentis and each such Affiliate in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, moratorium, reorganization or other laws of general applicability relating to or affecting the enforcement of creditors’ rights generally and general principles of equity; and (b) laws limiting the availability of specific performance, injunctive relief or other equitable remedies.

Section 2.03           Consents and Approvals; No Violations Valentis represents and warrants that neither the execution and delivery of this Agreement by Valentis, the performance by Valentis of its obligations hereunder nor the transfer of Acquired Assets and Assumed Liabilities:

(i)            violates the certificate of incorporation, by-laws or other organizational documents of Valentis;

(ii)           conflicts in any respect with or results in a violation or breach of, or constitutes a default under, any of the Contracts or any contract, agreement,

guaranty, financing or loan document, or instrument to which Valentis is a party or by which Valentis or any Acquired Asset is bound, or results in the creation or imposition of any Lien upon any Acquired Asset;

(iii)          conflicts or violates with any existing law (including common law), statute, rule, regulation, ordinance, judgment, order or decree (each, a “Law”) applicable to Valentis or the Acquired Assets; or

(iv)          materially impairs Valentis’ ability to consummate the transactions contemplated hereby or materially delays the consummation of the transactions contemplated hereby.

(b)           Valentis represents and warrants that no filing with, and no permit, authorization, consent or approval of any Governmental Entity is necessary for the assignment by Valentis of the Acquired Assets and Assumed Liabilities to Vical.

Section 2.04           Title to Assets As of the Effective Date of this Agreement, Valentis and/or its Affiliates have good and valid title to all of the Acquired Assets, in each case, free and clear of all Liens and Valentis and/or its Affiliates are the sole legal and beneficial owner of the Acquired Assets and have the right to sell them to Vical in accordance with this Agreement.

(b)           Valentis and/or its Affiliates have the sole and exclusive right to enforce, license or transfer, without payment to any Third Party, each item of Intellectual Property.

(c)           Valentis does not have in effect, and after the Effective Date shall not enter into, any oral or written agreement or arrangement that would be inconsistent with the terms of this Agreement.

Section 2.05           Intellectual Property Rights

(a)           No court of competent jurisdiction or agency has found the Patents to be invalid or unenforceable, in whole or in part.

(b)           Valentis has the full right, power, and authority to assign all of the right, title, and interest in the Intellectual Property set forth in this Agreement.

(c)           As of the Effective Date, there exists no claim and Valentis knows of no claim brought or threatened by any third party that the practice of the Intellectual Property infringes any issued patents owned or possessed by any third party.

(d)           Except as set forth herein, neither Valentis nor any of its Affiliates has granted any option, license or right to use any of the Intellectual Property to a third party, and no third party has any right, title, or interest in or to any of the Intellectual Property.

(f)            No claim, judgment, or settlement has been made against Valentis arising from the Acquired Assets as of the Effective Date of this Agreement, and to the best of Valentis’ knowledge, no such claim, judgment, or settlement is pending or threatened as of the Effective Date.

Section 2.06           Material Facts Neither this Agreement nor any written statement or certificate furnished in connection herewith or any of the transactions contemplated hereby, contains an untrue statement of a material fact or omits to state a material fact that is necessary in order to make the statements contained herein and therein, in the light of the circumstances under which they are made, not misleading.  There are no facts that affect, or in the future might reasonably be expected to affect, adversely the Acquired Assets in any material respect that is not set forth in this Agreement.

Section 2.07           Disclaimer

Except as expressly set forth in this Section 2, the Acquired Assets and Liabilities assigned by Valentis pursuant to this Agreement are provided “AS IS” without any warranty, express, implied or statutory and Valentis expressly disclaims any warranty of title, non-infringement, fitness for a particular purpose or merchantability with respect to any Acquired Asset assigned or delivered pursuant to this Agreement.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF Vical

Vical represents and warrants to Valentis as follows:

Section 3.01           Organization Vical is duly organized, validly existing and in good standing under the laws of the State of Delaware.  Vical has all requisite corporate power and authority to own, lease and operate its properties and to conduct its business as now being conducted.

Section 3.02           Authority; Execution and Delivery; Enforceability Vical has the requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder.  The execution and delivery of this Agreement and the performance by Vical of its obligations hereunder have been authorized by all requisite corporate action on the part of Vical.  This Agreement has been validly executed and delivered by Vical.  Assuming that this Agreement has been duly authorized, executed and delivered by Valentis, this Agreement constitutes a valid and binding obligation of Vical, enforceable against Vical in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or other laws of general applicability relating to or affecting the enforcement of creditors’ rights generally and general principles of equity.

Section 3.03           Consents and Approvals; No Violations None of the execution and delivery of this Agreement by Vical, the performance by Vical of its obligations hereunder or the consummation of the Acquisition:

(i)            violates the memorandum of association or other organizational documents of Vical

(ii)           conflicts in any respect with or results in a violation or breach of, or constitutes a default under, any material contract, agreement or instrument to which Vical is a party or by which Vical or any of its properties or assets are bound;

(iii)          conflicts or violates with any existing Law applicable to Vical;  or

(iv)          materially impairs Vical’s ability to consummate the transactions contemplated hereby or materially delay the consummation of the transactions contemplated hereby (a “Vical Material Adverse Effect”).

(b)           No filing with, and no permit, authorization, consent or approval of, any Governmental Entity is necessary for the consummation by Vical of the transactions contemplated by this Agreement.

Section 3.04           Brokers or Finders Neither Vical nor its Affiliates have retained any agent, broker, investment banker, financial advisor or other firm or person that is or will be entitled to any brokers’ or finder’s fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement, and there are no claims for any of the foregoing.

Section 3.05           No Proceedings Except as would not reasonably be expected to have a Vical Material Adverse Effect, there is no Proceeding pending or, to the knowledge of Vical, threatened against Vical which would reasonably be expected to affect Vical’s ability to consummate the transactions contemplated by this Agreement.

ARTICLE IV.

COVENANTS

Section 4.01           Property Transfer Taxes Except as otherwise provided herein, any fees, charges, Taxes or other payments required to be made to any Governmental Entity in connection with the transfer of the Acquired Assets and the assignment and assumption of the Assumed Liabilities pursuant to the terms of this Agreement (collectively, “Transfer Taxes”) shall be paid by Valentis.  Valentis and Vical shall cooperate in timely making and filing all filings, Tax Returns, reports and forms as may be required with respect to any Taxes payable in connection with the transfer of the Acquired Assets.

Section 4.02           Further Assurances; Etc. Each Party shall, from time to time after the Closing and without additional consideration, execute and deliver such further instruments and take such other commercially reasonable action as may be reasonably requested by the other Party to make effective the transactions contemplated by this Agreement.

(b)           Valentis agrees to execute all papers necessary in connection with the Patens and any non-provisional; continuing (continuation, divisional, or continuation-in-part), reissue, reexamination or corresponding applications in the US or foreign jurisdictions and also to execute (or have executed by former employees) separate assignments in connection with such Patents as Vical may deem necessary or expedient.

(c)           Except as otherwise expressly set forth in this Agreement, from and after the Closing Date, neither Valentis nor any of its Affiliates shall make any use of the Acquired Assets and shall hold them on trust for Vical.

(d)           Except as would not reasonably be expected to have a Material Adverse Effect, Valentis shall take no action to disparage or diminish the value of the Acquired Assets.

Section 4.03           No Use of Valentis Names Except for the tradenames included in Exhibit A as part of the Acquired Assets, Vical shall not use any signs or stationery, purchase order forms, packaging, labeling or other similar items or supplies, advertising and promotional materials, product, training and service literature and materials, or computer programs or like materials (collectively, the “Supplies”) that include or contain any trademark, trade names, service mark or corporate or business names of Valentis or its Affiliates (or any logo, variation or derivative thereof) (collectively, “Valentis Names”).  Nothing in this Section 4.03 shall be deemed as transferring any rights in, to or under the Valentis Names.

Section 4.04           Bulk Transfer Laws Valentis shall indemnify Vical against any non compliance by Valentis and its Affiliates with the provisions of any so-called “bulk transfer law” of any jurisdiction in connection with the sale of the Acquired Assets to Vical.  Valentis shall indemnify Vical for any tax liability that results from any such non-compliance.

Section 4.05           Post-Closing Cooperation Vical and Valentis shall cooperate with each other, and shall cause their officers, employees, agents, auditors, Affiliates and representatives to cooperate with each other, after the Closing Date, to ensure the orderly transition of the Acquired Assets and Assumed Liabilities from Valentis to Vical.

(b)           Neither Party shall be required by this Section 4.05 to take any action that would unreasonably interfere with the conduct of its business or unreasonably disrupt its normal operations.

ARTICLE V.

SURVIVAL AND INDEMNIFICATION

Section 5.01           Survival All representations and warranties shall survive the consummation of the transaction contemplated hereby and continue until the third anniversary of the Closing Date.

Section 5.02           Indemnification by Vical Vical agrees to indemnify and hold harmless Valentis, its Affiliates and their respective officers, directors, shareholders, employees, agents, successors and assigns (each, a “Valentis Indemnified Party”) against any and all claims, damages, costs, or losses, including without limitation reasonable attorneys’ fees (“Losses”) arising out of or related to (a) a breach of any representation, warranty, covenant or agreement of Vical in this Agreement or (b) any of the Assumed Liabilities.

Section 5.03           Indemnification Process In the case of any claim asserted by a third party against a party entitled to indemnification under this Agreement (the “Indemnified Party”), notice shall be given by the Indemnified Party to the party required to provide indemnification

(the “Indemnifying Party”) promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and the Indemnified Party shall permit the Indemnifying Party (at the expense of such Indemnifying Party) to assume the defense of any claim or any litigation resulting therefrom; provided that (a) the counsel for the Indemnifying Party who shall conduct the defense of such claim or litigation shall be reasonably satisfactory to the Indemnified Party, (b) the Indemnified Party may participate in such defense at such Indemnified Party’s expense, and (c) the omission by any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its indemnification obligation under this Agreement except to the extent that such omission results in a failure of actual notice to the Indemnifying Party and such Indemnifying Party is materially damaged as a result of such failure to give notice.  Except with the prior written consent of the Indemnified Party, no Indemnifying Party, in the defense of any such claim or litigation, shall consent to entry of any judgment or enter into any settlement that provides for injunctive or other non-monetary relief affecting the Indemnified Party or that does not include as an unconditional term thereof the giving by each claimant or plaintiff to such Indemnified Party of a release from all liability with respect to such claim or litigation.  In the event that the Indemnified Party shall in good faith determine that the conduct of the defense of any claim subject to indemnification hereunder or any proposed settlement of any such claim by the Indemnifying Party might be expected to affect adversely the Indemnified Party’s Tax liability or the ability of Vical to conduct its business, or that the Indemnified Party may have available to it one or more defenses or counterclaims that are inconsistent with one or more of those that may be available to the Indemnifying Party in respect of such claim or any litigation relating thereto, the Indemnified Party shall have the right at all times to take over and assume control over the defense, settlement, negotiations or litigation relating to any such claim at the sole cost of the Indemnifying Party; provided that if the Indemnified Party does so take over and assume control, the Indemnified Party shall not settle such claim or litigation without the written consent of the Indemnifying Party, such consent not to be unreasonably withheld or delayed. In the event that the Indemnifying Party does not accept the defense of any matter as above provided, the Indemnified Party shall have the full right to defend against any such claim or demand and shall be entitled to settle or agree to pay in full such claim or demand with the written consent of the Indemnifying Party, such consent not to be unreasonably withheld or delayed.  In any event, the Indemnifying Party and the Indemnified Party shall cooperate in the defense of any claim or litigation subject to this Section 5.04 and the records of each shall be available to the other with respect to such defense.

ARTICLE VI.

LIMITATION OF LIABILITY

Section 6.01           Disclaimer of Consequential Damages.  NEITHER PARTY WILL BE LIABLE FOR ANY LOSS, INDIRECT, SPECIAL, CONSEQUENTIAL or INCIDENTAL DAMAGES OF ANY KIND (INCLUDING LOST PROFITS) REGARDLESS OF FORM OR THEORY OF LAW OR OTHERWISE EVEN IF IT HAS BEEN ADVISED OF THE POSSIBILITY.

Section 6.02           Valentis’ total cumulative liability to Vical shall not exceed the total amount of the Purchase Price paid to Valentis.

ARTICLE VII.

MISCELLANEOUS

Section 7.01           Notices Except as otherwise specifically provided herein, any notice or other documents to be given under this Agreement shall be in writing and shall be deemed to have been duly given if sent by registered post, nationally recognized overnight courier or confirmed facsimile transmission to a Party (followed by hard copy by mail) or delivered in person to a Party at the address or facsimile number set out below for such Party or such other address as the Party may from time to time designate by written notice to the other:

(a)           if to Valentis, to:

Valentis, Inc.

863A Mitten Road

Burlingame, CA  94010

Attention: CEO, President

Facsimile No: (650) 652-1990

with a required copy to:

Liner Yankelevitz Sunshine & Regenstreif LLP

199 Fremont Street, 20th Floor

San Francisco, CA  94105

Attention: Gregory Alan Rutchik, Esq.

Facsimile No: (415) 489-7701

(b)           if to Vical, to:                                                  Vical Incorporated

10390 Pacific Center Court

San Diego, CA 92121-4340

Attention: Steven Peterson, Esq.

Facsimile No: (858) 334-1450

Any such notice or other document shall be deemed to have been received by the addressee three (3) Business Days following the date of dispatch of the notice or other document by post or, where the notice or other document is sent by overnight courier, by hand or is given by facsimile, simultaneously with the transmission or delivery thereof.

Section 7.02           Definitions; Interpretation For purposes of this Agreement:

“Affiliate” shall mean, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such Person. A Person shall be regarded as in control of another Person if such Person owns, or directly or indirectly controls, more than fifty percent (50%) of the voting securities (or comparable equity interests) or other ownership interests of the other Person, or if such Person directly or indirectly possesses the power to direct or cause the direction of the management or policies of the other Person, whether through the ownership of voting securities, by contract or any other means whatsoever, provided, however, that for purposes of this Agreement, the term “Affiliate” shall not include subsidiaries in which a Party or its Affiliates owns a majority of the ordinary voting power to elect a majority of the Board of Directors, but is restricted from electing such majority by contract or otherwise, until such time as such restrictions are no longer in effect.

“Business Day” shall mean any day other than (a) a Saturday or Sunday or (b) any other day on which commercial banks in New York City are authorized or required by law to close.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Governmental Entity” shall mean any federal, state, local or non-United States government, legislature, governmental agency, administrative agency or commission or other governmental authority or instrumentality or any United States or non-United States court of competent jurisdiction.

“Intellectual Property” shall mean the Patents and the documentation set forth on Exhibit A hereto relating to the Patents.

“Knowledge of Valentis” shall mean the actual knowledge of the executive officers of the Company after due inquiry.  The term “due inquiry” shall mean such inquiry by the applicable person as such person would normally be reasonably expected to make in the ordinary course of his or her regular and usual duties as an owner, director, officer of key employee of a corporation.

“Liabilities” means any debt, obligation, duty or liability of any nature (including any unknown, undisclosed, unfixed, unliquidated, unsecured, unmatured, unaccrued, unasserted, contingent, conditional, inchoate, implied, vicarious, joint, several or secondary liability), regardless of whether such debt, obligation, duty or liability would be required to be disclosed on a balance sheet prepared in accordance with generally accepted accounting principles applied on a consistent basis.

“Lien” shall mean any lien (statutory or otherwise), claim, charge, option, security interest, pledge, mortgage, restriction, financing statement or similar encumbrance of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any lease having substantially the same effect as any of the foregoing and any assignment or deposit arrangement in the nature of a security device).

“Material Adverse Effect” shall mean a material and adverse effect on any Acquired Asset, the Parties’ ability to consummate the Acquisition or Vical’s use of the Acquired Assets following the Acquisition.

“Party” shall mean Valentis or Vical and, when used in the plural, shall mean Valentis and Vical and in the case of Valentis shall include its Affiliates

“Patents” shall mean all U.S. and foreign patents and patent applications (provisionals and non-provisional), and all additions, divisions, continuations, continuations-in-part, substitutions, reissues, extensions, registrations, renewals, reexaminations and Letters Patent.

“Person” shall mean any individual, group, corporation, partnership or other organization or entity (including any Governmental Entity).

“Retained Information” shall mean those books and records prepared and maintained by Valentis and all Tax records.

“Tax Return” shall mean any report, return or other information filed with any taxing authority with respect to Taxes imposed upon or attributable to the Acquired Assets.

“Taxes” shall mean any and all taxes, charges, fees, tariffs, imports, required deposits, levies or other like assessments, including, but not limited to, transfer, income, profits, net worth, asset, value added transactions, gains, gross receipts, excise, inventory, property (real, personal or intangible), custom duty, sales, use, license, withholding, payroll, employment, social security, capital stock and franchise taxes, imposed by any Governmental Entity.

“Third Party” shall mean any Person who or which is neither a Party nor an Affiliate of a Party.

“Trademarks” shall mean any trademark or tradename registered or unregistered as expressly set forth in Exhibit A, if any.

(b)           The following terms have the meanings set forth in the Sections set forth below:

Term	Section
Acquired Assets	1.02(a)
Acquisition	1.01
Agreement	Preamble
Assumed Liabilities	1.03(a)
Vical	Preamble
Vical Material Adverse Effect	3.03(a)
Closing	1.04(a)
Closing Date	Preamble
Excluded Assets	1.02(b)
Excluded Liabilities	1.03(b)
Indemnified Party	5.04
Indemnifying Party	5.04
Law	2.03(a)
Losses	5.02
Proceeding	2.08(a)
Purchase Price	1.01
Tax Liability	1.03(b)(ii)
Transfer Taxes	4.01
Valentis	Preamble
Valentis Indemnified Party	5.03
Valentis Names	4.03

(c)           In the event of an ambiguity or if a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.

(d)           The definitions of the terms used in this Agreement shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  Any reference to dollars shall mean United States dollars.  In this Agreement, the words “include”,  “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, and the word “will” shall be construed to have the same meaning and effect as the word “shall”.  Unless the context requires otherwise, in this Agreement (i) any definition of or reference to any agreement, instrument or other document in this Agreement shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or therein), (ii) any reference in this Agreement to any Person shall be construed to include the Person’s successors and assigns, (iii) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, and (iv) all references in this Agreement to Articles, Sections, Exhibits shall be construed to refer to Articles, Sections, and Exhibits of this Agreement.

Section 7.03           Descriptive Headings The descriptive headings herein are inserted for convenience only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

Section 7.04           Counterparts This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other Party.

Section 7.05           Entire Agreement This Agreement, along with the Exhibits hereto and thereto contain the entire agreement and understanding between the parties hereto with respect to the Acquisition and supersede all prior agreements and understandings relating to the Acquisition.  No Party shall be liable or bound to any other Party in any manner by any representations, warranties or covenants other than as specifically set forth herein and, thereupon, only to the extent provided in Section 5.01.

Section 7.06           Fees and Expenses Regardless of whether or not any of the transactions contemplated by this Agreement are consummated, each Party shall bear its own fees and expenses incurred in connection with the transactions contemplated by this Agreement.

Section 7.07           Governing Law This Agreement shall be governed by and construed in accordance with the internal laws of the State of California applicable to agreements made and to be performed entirely within such state, without regard to the conflicts of law principles of such state.

Section 7.08           Assignment Neither Party may transfer or assign this Agreement, directly or indirectly, or any of its rights hereunder without the prior written consent of the other Party, other than (a) to one or more Affiliates, (b) in a reverse triangular merger or (c) to a successor in connection with the transfer or sale of all or substantially all of its business relating to the subject matter of this Agreement.  Any attempted transfer or assignment in violation of this Section 7.08 shall be void; provided, that in the event of a permitted change in control, the original party’s (or its successor’s) obligations hereunder shall continue.  This Agreement shall be binding upon and inure to the benefit of the parties and their permitted successors and assigns.

Section 7.09           Amendments and Waivers This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties hereto.  By an instrument in writing, Vical, on the one hand, or Valentis, on the other hand, may waive compliance by the other Party with any term or provision of this Agreement that such other Party was or is obligated to comply with or perform.

Section 7.10           Successors and Assigns This Agreement shall be binding upon and inure solely to the benefit of the Parties, their successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Third Party any right, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

Section 7.11           Severability In the event that any one or more of the provisions contained herein, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the parties shall negotiate in good faith with a view to the substitution therefor of a suitable and equitable solution in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid provision; provided, however, that the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein or therein shall not be in any way impaired thereby, it being intended that all of the rights and privileges of the parties hereto and thereto shall be enforceable to the fullest extent permitted by law.

Section 7.12           Consent to Jurisdiction Each of Vical and Valentis irrevocably submits to the jurisdiction of California for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby.  Each of Vical and Valentis agrees to commence any such action, suit or proceeding in the San Francisco, California.  Each of Vical and Valentis irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby and thereby in California and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

Section 7.13           Waiver of Jury Trial Each Party hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any litigation directly or indirectly arising out of, under or in connection with this Agreement.  Each Party hereto:

(a)           certifies that no representative, agent or attorney of any other Party has represented, expressly or otherwise, that such other Party would not, in the event of litigation, seek to enforce that foregoing waiver; and

(b)           acknowledges that it and the other Party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 7.13.

Section 7.14           Non-waiver Any failure on the part of a Party to enforce at any time or for any period of time any of the provisions of this Agreement shall not be deemed or construed to be a waiver of such provisions or of any right of such Party thereafter to enforce each and every such provision on any succeeding occasion or breach thereof.

Section 7.15           Costs.  Each Party agrees to indemnify and keep indemnified the Other Party against any and all legal costs and/or expenses incurred by the Other Party as a result of any breach of this Agreement by the indemnifying Party.

Section 7.16           Equitable Relief.  Each Party agrees that on any breach of this Agreement by it, the Other Party shall be entitled to any appropriate injunctive and/or other equitable relief in relation to such breach.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

VALENTIS, INC. (on behalf of itself and as agent for its Affiliates)

By:	/s/ Benjamin F. McGraw, III
Name: Benjamin F. McGraw, III
Title: President & Chief Executive Officer

Vical Incorporation

By:	/s/ Jill M. Church
Name: Jill M. Church
Title: Vice President and Chief Financial Officer

EXHIBIT A

LIST OF PATENTS AND INTELLECTUAL PROPERTY

1) WO06/037031 Formulations and Methods for Treatment of Inflammatory Diseases

2) WO 02/061040 Gene delivery for Ischemic Conditions

US10/419,045, (pending)

CA2,426,582 (pending)

EP01999202.3, (pending)

JP2002-561597 (pending)

3) Any and all forms of intellectual property and industrial property, including but not limited to lab notebooks, experimental data, know-how and any other information directly related to the above-referenced applications in the possession and control of Valentis that would be reasonably necessary for Vical to file patent applications on, hold and enjoy rights in such Patents.

EXHIBIT B

ASSIGNMENT

In consideration of the sum of One Dollar ($1.00) or equivalent and other good and valuable consideration paid to the undersigned Assignor: Valentis, Inc., a Delaware corporation, (the “Assignor”) the undersigned inventor hereby sells and assigns to Vical Incorporated, a Delaware corporation, (the Assignee) its entire right, title and interest, including the right to sue for past infringement and to collect for all past, present and future damages, for the United States of America (as defined in 35 U.S.C. §100) and throughout the world,

(a) in the following inventions:

1. WO06/037031 Formulations and Methods for Treatment of

Inflammatory Diseases

2. WO 02/061040 Gene Delivery for Ischemic Conditions

US 10/4 19,045 (pending)

CA2,426,582 (pending)

EP01999202.3 (pending)

JP2002-561597 (pending)

and in any and all applications thereon, in any and all Letters Patent(s) therefore, and

(b) in any and all applications filed in the U.S. and throughout the world that claim the benefit of the patent application listed above in part (a), including non-provisional applications, continuing (continuation, divisional, or continuation-in-part) applications, reissues, extensions, renewals and reexaminations of the patent application or Letters Patent therefore listed above in part (a), to the full extent of the term or terms for which Letters Patents issue, and

(c) in any and all inventions described in the patent application listed above in part (a), and in any and all forms of intellectual and industrial property protection derivable from any and all continuing applications, reissues, extensions, renewals and reexaminations of such patent application, including, without limitation, patents, applications, utility models, inventor’s certificates, and designs together with the right to file applications therefore; and including the right to claim the same priority rights from any previously filed applications under the International Agreement for the Protection of Industrial Property, or any other international agreement, or the domestic laws of the country in which any such application is filed, as may be applicable;

all such rights, title and interest to be held and enjoyed by the above-named Assignee, its successors, legal representatives and assigns to the same extent as all such rights, title and interest would have been held add enjoyed by the Assignor had this assignment and sale not been made.

The undersigned agrees to execute or to have executed all papers necessary in connection with the application(s) and any non-provisional continuing (continuation, divisional, or continuation-in-part), reissue, reexamination or corresponding application(s) thereof and also to execute separate assignments in connection with such application(s) as the Assignee may deem necessary or expedient.

The undersigned agrees to execute all papers necessary in connection with any interference or patent enforcement action (judicial or otherwise) related to the application(s) or any non-provisional continuing (continuation, divisional, or continuation-in-part), reissue or reexamination application(s) thereof and to cooperate with the Assignee in every way possible in obtaining evidence and going forward with such interference or patent enforcement action.

The undersigned hereby represents that it has full right to convey the entire interest herein assigned, and that it has not executed, and will not execute, any agreement in conflict therewith.

IN WITNESS WHEREOF, executed by the undersigned on the date opposite its name.

Valentis, Inc.

Date: 24 October 2006	Signature:	/s/ Benjamin F. Mc Graw, III

	By:	Benjamin F. Mc Graw, III
Chairman, President & CEO